Exhibit 99.1

AVALONBAY COMMUNITIES, INC. ANNOUNCES APPOINTMENT OF SUSAN SWANEZY AS DIRECTOR

ARLINGTON, VA (August 8, 2016) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Susan Swanezy has been appointed to the Board of Directors effective September 13, 2016.

Since 2010, Ms. Swanezy has been a Partner at Hodes Weill & Associates LP, a global advisory boutique firm focused on the real estate investment management industry.  Previously, Ms. Swanezy served as Managing Director, Global Head of Capital Raising for Real Estate Products at Credit Suisse Group AG, and held a variety of positions at Deutsche Bank AG and its affiliates, including serving as a Partner and Managing Director — Client Relations for RREEF, the real estate investment management business of Deutsche Bank’s Asset Management division.

“We are pleased that Susan will be joining the AvalonBay Board of Directors,” said Tim Naughton, Chairman of the Board and CEO.  “Susan’s career has been dedicated to the real estate industry, first as a commercial real estate lender, then as a real estate investment banker, and in more recent years in the real estate investment management industry.  We look forward to benefitting from Susan’s broad and varied experience in evaluating real estate companies, investment opportunities, and capital raising and asset allocation strategies.”

Ferguson Partners Ltd. assisted the AvalonBay Board of Directors with the search leading to the appointment of Ms. Swanezy.

About AvalonBay Communities, Inc.

AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring, and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. As of June 30, 2016, the Company owned or held a direct or indirect ownership interest in 283 apartment communities containing 82,984 apartment homes in 10 states and the District of Columbia, of which 23 communities were under construction and seven communities were under reconstruction. More information may be found on the Company’s website at http://www.avalonbay.com.